Exhibit 10.1

STARWOOD SAVINGS RESTORATION PLAN

Effective January 1, 2013

STARWOOD

SAVINGS RESTORATION PLAN

Starwood Hotels & Resorts Worldwide, Inc. establishes, effective January 1, 2013, the Starwood Savings Restoration Plan (the “Plan”) for the purpose of providing unfunded benefits for certain executives who participate in the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan that are in excess of the limitations on contributions to a defined contribution plan imposed by Code Sections 401(a)(17). The Plan is intended to be, and shall be administered as, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401 of ERISA.

Article 1. —Definitions

All terms used in this Plan shall have the same meaning as is used under the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan except as follows:

1.1.	Benefits Committee. The Global Benefits Committee under the Qualified Savings Plan.

1.2.	Board. The board of directors of the Company.

1.3.

Code. The Internal Revenue Code of 1986, as it may from time to time be amended or supplemented. References to any section of the Internal Revenue Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.4.

Company. Starwood Hotels & Resorts Worldwide, Inc., and any successor thereto by merger, consolidation or otherwise. For purposes of this Plan (other than as expressly provided in Section 1.15(d)), an affiliate of the Company (“Affiliated Company”) shall mean an entity which is deemed to be an affiliate of the Company under the Qualified Savings Plan and accordingly the determinations under Section 414(b) and 414(c) will be based on an 80% threshold.

1.5.

Company Contribution Account. An account maintained on the Company’s books as a bookkeeping entry for each Participant reflecting his Company Contribution Amounts under Section 3.1 and adjustments thereon under Article 4 and distributions under Article 6.

1.6.	Company Contribution Amount. The amount credited under Section 3.1 of the Plan.

1.7.	Compensation and Option Committee. The Compensation and Option Committee of the Board.

1.8.	Employee. An employee of the Company or an Affiliated Company.

1.9.	Long Term Incentive Plan. The Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan or successor plan thereto.

1.10.

Participant. An Employee in the United States who (a) is a participant in the Qualified Savings Plan and (b) is the Chief Executive Officer, an Executive Vice President or is otherwise employed in an employment classification eligible to receive performance share or unit awards under the Long Term Incentive Plan. A Participant shall be credited with a Company Contribution Amount only for a Plan Year in which the Participant satisfies the criteria in Section 3.1.

1.11.	Plan. The Starwood Savings Restoration Plan.

1.12.	Plan Year. A calendar year beginning on or after January 1, 2013.

1.13.	Qualified Savings Plan. The Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan.

1.14.

Restoration Plan Compensation. The portion of Participant’s pay for a Plan Year which is in excess of the limit on compensation under Section 401(a)(17) of the Code. For purpose of the preceding sentence, pay is eligible pay as defined under the Qualified Savings Plan, but determined without regard to the limits under Section 401(a)(17) of the Code that would otherwise apply to such amount.

1.15.	Separation from Service.

(a) An Employee’s death, retirement or other termination of employment, from the Company and all Affiliated Companies (as defined in paragraph (d) of this Section 1.15) that would constitute a Separation from Service under Section 409A of the Code and the related regulations. A Separation from Service shall not be considered to have occurred and the Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by statute or by contract. If the period of leave exceeds six months and such reemployment rights are not provided, then the Participant is deemed to have a termination of employment as of the first date immediately following such six-month period. Notwithstanding the above, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least six month, and as a result of the impairment the Participant is not able to perform the duties of his position or any substantially similar position, then for purposes of the preceding sentences, the six months shall be replaced with 29 months.

(b) A termination of employment will occur as of a specified date if the facts and circumstances indicate that the Company and the Participant reasonably anticipated that (1) no further services would be performed after that date or (2) the level of bona fide services the Participant would perform after that date (whether as an employee or an independent contractor) would permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of such services, if less than 36 months).

(c) A Participant is presumed (1) to have incurred a termination of employment from the Company and all Affiliated Companies where the level of bona fide services the Participant performs after such date decreases to a level equal to 20% or less of the average level of services performed by the Participant over the immediately preceding 36-month period (or the full period of such services, if less than 36 months); and (2) not to have incurred a termination of employment from the Company and all Affiliated Companies where the level of bona fide services the Participant performs after such date continues at a level equal to 50% or more of the average level of services performed by the Participant over the immediately preceding 36-month period (or the full period of such services, if less than 36 months). These presumptions can be rebutted by showing that the Company and the Participant reasonably anticipated that there either would or would not have been a Separation from Service in accordance with paragraph (b).

(d) For purposes of this Section 1.15, an Affiliated Company shall mean the Company as well as all other entities with which the Company would be considered a single employer under Code Section 414(b) and under Code Section 414(c). An Affiliated Company shall also include an entity that would be included pursuant to the prior sentence in the event that, in applying Code Section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” were used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control for purposes of Code Section 414(c), the language “at least 50 percent” were used instead of “at least 80 percent” each place it appears.

1.16.	Vested Interest. The nonforfeitable portion of a Participant’s Company Contribution Account determined under Article 5.

Article 2. —Eligibility

2.1.

An individual shall be eligible to participate in the Plan in any Plan Year during which he is a Participant. Notwithstanding the prior sentence, the Compensation and Options Committee may revoke an Employee’s participation at any time and from time to time with respect to new contributions for Plan Years after the Plan Year in which such revocation occurs.

Article 3. —Company Contribution Amount

3.1.

Company Contribution Amount. A Participant shall be credited with a Company Contribution Amount for each Plan Year beginning on or after January 1, 2013 in which the Participant (i) is credited with a performance share or unit award under the Long Term Incentive Plan as of February of both that Plan Year and the following Plan Year, and (ii) makes the maximum elective deferrals permitted under the Qualified Savings Plan under Section 402(g) of the Code for that Plan Year. The Company Contribution Amount for a Plan Year shall be equal to 4% of a Participant’s Restoration Plan Compensation for that Plan Year.

3.2.

Crediting of Company Contribution Amounts. As soon as practicable after a Participant becomes eligible for a Company Contribution for a Plan Year, the Participant’s Company Contribution Account shall be credited with his Company Contribution Amount for that Plan Year.

Article 4. —Company Contribution Accounts

4.1.

General. The Benefits Committee shall establish and maintain an account on behalf of each Participant. The account shall be credited with (a) the Participant’s Company Contribution Amounts; and (b) any deemed investment income attributable to such amounts.

4.2.	Allocation of Investment Income.

(a) Each Company Contribution Account shall be valued as of the last day of each calendar quarter and as of any other date the Benefits Committee directs. A Participant’s Company Contribution Account shall be credited as of the last day of each calendar quarter with deemed investment income for the calendar quarter based on the annual rate of interest on 30-year Treasury Securities as of the first business day of that quarter or such other deemed investment as may be designated by the Benefits Committee in its sole discretion.

(b) Notwithstanding the language in paragraph (a) of this Section 4.2, the Company shall have no obligation to invest any assets in any manner specified.

4.3.

Errors and Omissions in Accounts. If an error or omission is discovered in the Company Contribution Account of a Participant or in the Participant’s Company Contribution Amount, the Benefits Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as reasonably practicable following the discovery of such error or omission.

Article 5. —Vesting

5.1.

Vested Amount. A Participant’s Company Contribution Account shall be 100% nonforfeitable after the Participant completes two years of service as determined in accordance with the Qualified Savings Plan or, if earlier, as of any other date the Participant’s matching contributions under the Qualified Savings Plan become 100% nonforfeitable.

Article 6. —Timing and Form of Benefit Distributions

6.1.	Form of Distribution. A Participant shall receive distribution of his Vested Interest in the form of a single cash payment of the full amount payable.

6.2.

Timing of Distribution. Subject to Section 6.3, distribution of a Participant’s Vested Interest shall be made during the two-month period beginning on the designated payment date. The designated payment date shall be determined based on when during the calendar year a Participant has a Separation from Service, as follows: (a) in the case of a Participant who has a Separation from Service on or before August 31st of a specified calendar year, the designated payment date shall be the last day of the first calendar quarter of the following calendar year; and (b) in the case of a Participant who has a Separation from Service on or after September 1st of a specified calendar year, the designated payment date shall be the last day of the third calendar quarter of the following calendar year. For illustrative purposes, table under Section 6.3 provides the applicable distribution timing under this Section 6.2.

6.3.

Timing Rules-409A. Pursuant to Code Section 409A, a payment shall be deemed timely paid under this Plan if such payment is made no later than the later of: (i) the last day of the calendar year containing the designated payment date; or (ii) the 15th day of the third month following the designated payment date. In addition, a payment shall be deemed timely paid under this Plan if such payment is made no earlier than 30 days before the designated payment date. The preceding sentences shall only apply if the Participant is not thereby permitted to designate the taxable year in which such payment will be made. For illustrative purposes, the following table provides permissible payment timing associated with a designated payment date, resulting in a payment being deemed timely under this Section 6.3 notwithstanding that such payment was not paid during the two-month period required under Section 6.2.

Date separated from service (Year One)	Designated payment date under § 6.2 (Year Two)	2-month permissible payment period under § 6.2 (Year Two)	Earliest payment date as of which payment deemed timely under § 6.3 for Code § 409A (Year Two)	Latest payment date as of which payment deemed timely under § 6.3 for Code § 409A (Year Two)
January-August	March 31	March 31-May 31	March 1	December 31
September- December	September 30	September 30- November 30	August 31	December 31

Article 7. —Beneficiary Designation

7.1.

Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due to him under the Plan. Any Beneficiary designation may be revoked by a Participant at any time by filing with the Benefits Committee such change on a form prescribed by the Benefits Committee. The filing of a new Beneficiary designation form supersedes all Beneficiary designations previously filed.

7.2.

No Beneficiary Designation. If a Participant does not designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary is deemed to be the persons surviving him in the following order:

(a) The surviving spouse;

(b) The Participant’s surviving children;

(c) The Participant’s surviving parents;

(d) The appointed executor or administrator of the Participant’s estate; and

(e) The person(s) who would be entitled under the intestate succession laws of the state of the Participant’s domicile to receive the Participant’s personal estate.

7.3.

Effect of Payment. The payment to the Beneficiary under this Article 7 shall completely discharge the Company’s obligations under this Plan to the Participant and all persons and entities claiming an interest in the Participant’s benefit under this Plan.

Article 8. —Administration

8.1.

Administration. The Plan shall be administered by the Benefits Committee. The Benefits Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including without limitation its construction and interpretation, and the determination of eligibility for and entitlement to benefits. The Benefits Committee may adopt rules for the administration of this Plan and may employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable. Subject to Section 8.2, decisions of the Benefits Committee shall be final, conclusive and binding on all persons including Participants, their Beneficiaries, and the Company. A member of the Benefits Committee who is also a Participant in the Plan must abstain from voting on any matter relating to his own benefits (but not benefits in general) under the Plan. The Benefits Committee may appoint one or more agents to assist in plan administration.

8.2.	Claims and Review Procedure.

(a) If a Participant, beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Benefits Committee. The claim for benefits must be in writing and addressed to the Benefits Committee. If the claim for benefits is denied, the Benefits Committee will notify the Claimant within 90 days after the Benefits Committee initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Benefits Committee will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

(b) Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Benefits Committee. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Benefits Committee will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Benefits Committee’s decision. However, if special circumstances require an extension of time for processing the appeal, the Benefits Committee will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Benefits Committee’s decision be rendered later than 120 days after receipt of a request for appeal.

8.3.

Indemnification. The Company shall indemnify the members of the Benefits Committee and the Compensation and Option Committee for all assessments, costs, damages, expenses, fines, judgments, liabilities, losses, penalties, and reasonable accountant’s, actuary’s, attorney’s, and paralegal’s fees and disbursements incurred in the exercise and performance of the Benefits Committee’s and the Compensation and Option Committee’s rights and obligations under this Plan or any law; provided, however, that the Company shall not indemnify the Benefits Committee and the Compensation and Option Committee for any amount resulting from any act or omission not made in good faith.

Article 9. —Amendment and Termination of Plan

9.1.

General. Subject to Section 9.2, the Compensation and Option Committee or the Board (or any delegate) may at any time and from time to time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall be effective to decrease or restrict any amount credited to a Participant’s Company Contribution Account at the time of such amendment or termination.

9.2.

Plan Termination. The Company may, in its discretion, terminate the Plan and accelerate the distribution of benefits under the Plan in connection with such termination if the termination of the Plan and the acceleration of such payment is made in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

Article 10. —Miscellaneous

10.1.

Unsecured General Creditor. This Plan is a nonqualified deferred compensation arrangement under the Code, and an unfunded deferred compensation arrangement for members of a select group of management or highly compensated employees under ERISA. The Company shall not segregate any of its assets for payment of any benefits under this Plan. Neither the Participant nor his Beneficiary has any right, title, or interest in any asset of the Company by reason of any right under this Plan. The Participant and his Beneficiary only have the right of a general unsecured creditor of the Company for the payment of benefits under this Plan.

10.2.

Responsibility for Plan Benefits. The payment of all benefits under this Plan shall be the responsibility of the Company. The Company, may, at its discretion, establish one or more grantor trusts for the purpose of providing benefit payments under the Plan; provided that any such trusts and all trust assets are located within the United States at all times and in no event shall such trusts require funding in the event of the Company’s change in financial health. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to a Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the Company’s obligations under the Plan.

10.3.

Not a Contract of Employment. This Plan is not a contract of employment among the Company, any Affiliated Company and a Participant. Nothing in this Plan (a) gives a Participant the right to be retained in the employ of the Company or an Affiliated Company; (b) affects the right of the Company or an Affiliated Company to discipline or discharge a Participant; (c) gives the Company or an Affiliated Company the right to require a Participant to remain in its employ; or (d) affects the Participant’s right to terminate his employment. Payment of benefits under this Plan is not a part of the

Participant’s regular, recurring compensation for purposes of determining benefits or payments from any employee benefit plan or severance plan of the Company or an Affiliated Company. This Plan does not create a fiduciary relationship between or among the Participant, his Beneficiary, the Company, an Affiliated Company, or any combination thereof.

10.4.

Nonassignability. The benefits under this Plan are not subject to alienation, assignment, encumbrance, pledge, sale, or transfer prior to receipt by a Participant or his Beneficiary. The Company and all Affiliated Companies are not liable for or subject to the liabilities and obligations of the Participant and his Beneficiary and accordingly benefits under this Plan shall be exempt from the claims of creditors or other claimants of any Participant or Beneficiary.

10.5.

Location of Participant. Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary. The Company shall not be obligated to search for any person.

10.6.

Incapacity. If, in the judgment of the Benefits Committee, any person is legally, physically or mentally incapable of personally receiving and executing a receipt for any distribution or payment due him or her under this Plan, the distribution or payment may be made (to the extent permitted under Section 409A of the Code) to the person’s guardian or other legal representative (or if none is known to the Company or the Benefits Committee, to any other person or institution who has custody of the person) and that distribution or payment shall constitute a full discharge of any obligation with respect to the amount paid or distributed.

10.7.	Errors in Benefit Statement or Distributions. In the event of an overpayment, the Benefits Committee may pursue such remedies to the maximum extent permitted under applicable law.

10.8.

Protective Provisions. A Participant will cooperate with the Benefits Committee by furnishing any and all information requested by the Benefits Committee, in Benefits order to facilitate the payment of benefits hereunder. In addition, to the extent compliance with Code Section 409A requires action, information or consent on the part of the Participant, then the Participant shall use his best efforts to satisfy and comply with any requests made by the Benefits Committee.

10.9.	Tax and Other Withholding. The Benefits Committee may withhold from a payment:

(a) Any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; or

(b) Any unsatisfied obligations of the Participant to the Company that were incurred in the ordinary course of the Participant’s services on behalf of the Company, provided such reduction is made at the same time and in the same amount that such obligation would have been due and collected by the Company and the entire amount of the reduction in any of the Participant’s taxable years does not exceed $5,000.

10.10.

Code Section 409A. It is intended that this Plan shall be construed and administered in a manner that satisfies the requirements of any deferral of income under the Code including, but not limited to, Code Section 409A, and in a manner that will not cause a Participant to be liable for the payment of interest and tax penalties which may be imposed under Code Section 409A. If any provision of this Plan may be susceptible to more than one interpretation or to an interpretation that may result in the Plan’s failing to satisfy the requirements of Code Section 409A, such provision shall be applied and construed in a manner that is consistent with the provisions of Code Section 409A and the regulations and other guidance, which are incorporated herein by reference, so that the benefits payable hereunder shall not be subject to tax penalties or interest under Code Section 409A. In no event shall the Company have any liability to any Participant in the event that any benefit payable hereunder does become subject to tax penalties or interest under Code Section 409A.

10.11.	Integration Clause. The Plan as set forth herein is the complete and entire plan whereby the Company provides supplemental retirement income or deferred compensation to

Participants and shall supersede any oral understanding of the parties and can only be amended in a writing that purports to amend the document set forth herein. In no event shall any employee or other representative of the Company have any authority to make an oral alteration or modification of any provision of this Plan. In addition, notwithstanding any other provision of this Plan, a Participant’s right to benefits provided hereunder is subject to the Company’s right to modify or eliminate benefits at any time, even after the Participant’s performance is complete.

10.12.	Applicable Law. The Plan shall be governed by the laws of the State of New York without regard to laws that otherwise apply under the applicable principles of conflicts of laws.

10.13.

Separability. If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

10.14.	Usage. Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine or neuter gender, and the singular shall include the plural.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this 22nd day of October, 2013.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By: /s/ Jeffrey M. Cava
Title: Executive Vice President and Chief Human Resources Officer